Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Dawn Bryant, Senior Public Relations Specialist	Shannon Burns, Senior Investor Relations Manager
(612) 291-6119 or dawn.bryant@bestbuy.com	(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy First-Quarter Earnings From
Continuing Operations Increase 63% To
$114 Million, Or 34 Cents Per Diluted Share

Higher revenue and efficiency improvements drive earnings growth

First-Quarter Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	May 29, 2004	May 31, 2003
Revenue	$5,475	$4,668
Comparable store sales % gain[1]	8.3%	1.3%[2]
Gross profit as % of revenue	25.4%	25.4%
SG&A as % of revenue	22.0%	22.9%
Operating income as % of revenue	3.4%	2.4%
Diluted EPS – continuing operations	$0.34	$0.21

Note: All periods presented exclude Musicland’s financial results, which are reported as discontinued operations.

1 Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations.  Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition.  The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

2 We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004. All comparable store sales figures now reflect the impact of non-point-of-sale revenue transactions. The change did not impact previously reported revenue, earnings or cash flow.

MINNEAPOLIS, June 16, 2004 — Best Buy Co., Inc. (NYSE: BBY), North America’s leading retailer of consumer electronics, today reported earnings from continuing operations of $114 million, or 34 cents per diluted share, for the quarter ended May 29, 2004, an increase of 63 percent compared with $69 million, or 21 cents per diluted share, for the quarter ended May 31, 2003.

“We achieved significant expense leverage related to new store openings and the comparable store sales gain. Clearly employees raised their productivity, and I thank them for their hard work,” said Brad

Anderson, vice chairman and CEO of Best Buy Co., Inc. “Diligent expense control also drove our earnings growth.”

As reported on June 3, first-quarter revenue increased 17 percent to $5.5 billion, compared with revenue of $4.7 billion for the first quarter of fiscal 2004. The revenue increase reflected the addition of 84 new stores in the past 12 months and a comparable store sales gain of 8.3 percent.

The gross profit rate was 25.4 percent of revenue for the first quarter, equal to the gross profit rate for the first quarter of the prior year. The company improved its product assortments and offered more effective promotions. Reward Zone, the company’s customer loyalty program, contributed to the company’s revenue growth but also constrained the gross profit rate by approximately 0.8 percent of revenue for the first quarter. The impact of Reward Zone on the gross profit rate was larger than in previous quarters because the number of members increased, as did the rate at which they redeem awards earned.

The company’s selling, general and administrative expense rate improved to 22.0 percent of revenue for the first quarter, compared with 22.9 percent of revenue for the prior year’s first quarter. The company benefited from expense leverage associated with higher revenue and ongoing cost-savings initiatives. The selling, general and administrative expense rate for the fiscal 2004 first quarter reflected a technology write-off as well as expenses related to the move to the company’s new corporate campus. The company’s investment in its customer centricity initiative increased the fiscal 2005 first-quarter SG&A rate by approximately 0.4 percent of revenue.

Reflecting the improvement in the expense rate, operating income from continuing operations rose to 3.4 percent of revenue for the first quarter, compared with a rate of 2.4 percent of revenue for the first quarter of the prior year.

The company reported net interest expense of less than $1 million for the first quarter of fiscal 2005. The cash position increased to $2.1 billion at the end of the first quarter of fiscal 2005, versus $1.5 billion at the end of the same quarter of fiscal 2004. The company’s effective income tax rate for the first quarter declined to 38.1 percent, compared with 38.3 percent for the same period one year ago, reflecting a lower effective state income tax rate.

Company Updates Customer Centricity Lab Results, Plans for Pilot Stores

The company said that its 33 customer centricity lab stores collectively continued to outperform other stores in terms of the comparable store sales gain and the gross profit rate. The stores had a comparable store sales gain of approximately 14 percent and a gross profit rate that was approximately 0.2 percent of revenue better than that of other U.S. Best Buy stores. In addition, currently projected capital expenditures for the customer centricity pilot stores (which are expected to be launched this fall) are lower than the company’s initial expectations. The selling, general and administrative rate for the lab stores was 2.2 percent of revenue higher than that of other U.S. Best Buy stores. The lessons of the lab stores have been significant. In addition, only the successful elements of customer centricity are expected to be applied to the new pilot stores. Costs associated with the lab stores therefore may not be indicative of costs associated with the pilot stores that have not yet been converted.

“We believe that putting the interests of the customer first will pay off in the long term,” said Anderson, CEO. “As in past transformations, our initial focus was on growing the top line and boosting gross profits. Now that we have shown we can do both of those things, we will turn our focus to the bottom line at these lab stores and determine the best way to scale it. That is Best Buy’s power zone.”

During the first quarter, the company assessed the lab stores’ results, developed a plan for scaling customer centricity and determined its plan for rolling out successful elements of this initiative to additional stores in California. Following three months of preparation and training, the company anticipates converting approximately 70 additional stores into customer centricity pilots during the fiscal third quarter. All are scheduled during October. This experience is expected to assist the company in determining the rollout plans and pace for future conversions.

“We believe that our customer centricity initiative is the right path for us. It clearly differentiates Best Buy from its competitors,” Anderson said.

“I also am very pleased with the success of our dual branding strategy in Canada,” he added. “Operating both Future Shop and Best Buy stores in Canada gives consumers a choice of experiences, and they are responding very positively.”

Company Repurchases $82 Million in Stock

In light of its strong cash position and future growth prospects, the company during the first quarter repurchased 1,564,800 shares of its common stock at an average price of $52.38 per share. At the end of the first quarter of fiscal 2005, the company had approximately $118 million remaining under the existing authorization for share repurchases.

During the quarter, the company paid a quarterly dividend of 10 cents per share, as previously reported. In addition, it announced last month its intention to redeem all of its convertible debentures due 2021, which had a carrying value of $355 million on May 29, 2004. The redemption is expected to be completed in the fiscal second quarter.

Company Expects Q2 Diluted EPS of 47 to 52 Cents

For the second quarter of fiscal 2005, which ends on Aug. 28, 2004, Best Buy anticipates earnings from continuing operations in the range of 47 to 52 cents per diluted share, an increase of approximately 18 percent. For the second quarter of fiscal 2004, the company had earnings from continuing operations of 42 cents per diluted share. Currently, the average analyst earnings estimate for the fiscal second quarter is 50 cents per diluted share. Best Buy reported a 75-percent increase in earnings per diluted share from continuing operations for the second quarter of fiscal 2004.

The guidance for the fiscal 2005 second quarter is based on the company’s expectation of a comparable store sales gain of 5 to 7 percent and a modest improvement in the operating income rate, compared with the prior year’s period.

“So far in June, our comparable store sales gain is consistent with our guidance for the second quarter. Our revenue guidance reflects the tougher comparisons we face through the rest of our fiscal year,” stated Darren Jackson, executive vice president and CFO. “We are also redoubling our efforts to expand our operating income rate so that we can continue to provide shareholders with double-digit revenue growth while also achieving top-quartile financial performance.”

Jackson added, “For the second quarter of fiscal 2005, we expect that our store associates will use increases in our most popular products and services (such as digital TV assortments) and the expansion of the Geek Squad to drive comparable store sales gains. We also plan to implement improved selling practices that we have drawn from our customer centricity lab stores.”

Turning to profit drivers, he said, “We believe that improved assortments can continue to offset the cost of Reward Zone, which rewards our best customers with discounts on future purchases. In addition, we anticipate that the SG&A rate will decrease slightly for the second quarter, even as we prepare to convert more stores to the customer-centric operating model.”

Jackson said that the company continues to expect earnings from continuing operations to increase 15 to 20 percent for fiscal 2005, to a range of $2.80 to $2.93 per diluted share. This guidance assumes the opening of approximately 73 new stores, a gain in comparable store sales of 4 to 6 percent, the conversion of additional stores to its customer centricity platform, and an improvement in the operating income rate for the fiscal year of approximately 0.3 percent of revenue, driven primarily by a lower SG&A rate.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EDT on June 16, 2004. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the Commission. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, home-office products, entertainment software, appliances and related services. The company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The company’s subsidiaries reach consumers through more than 750 stores in the United States and Canada.

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— Segment Performance Summaries and Financial Statements Follow —

Domestic First-Quarter Performance Summary1

(U.S. dollars in millions)

	May 29, 2004	May 31, 2003
Revenue	$4,980	$4,280
Comparable store sales % gain[2]	8.4%	1.4%[3]
Gross profit as % of revenue	25.5%	25.5%
SG&A as % of revenue	21.6%	22.6%
Operating income	$190	$123
Operating income as % of revenue	3.8%	2.9%

1 The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

2 Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition.

3 We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004. All comparable store sales figures now reflect the impact of non-point-of-sale revenue transactions. The change did not impact previously reported revenue, earnings or cash flow.

International First-Quarter Performance Summary1

(U.S. dollars in millions)

	May 29, 2004	May 31, 2003
Revenue	$495	$388
Comparable store sales % gain[2]	7.2%	(0.1%)[3]
Gross profit as % of revenue	24.3%	24.5%
SG&A as % of revenue	25.6%	26.7%
Operating loss	$(6)	$(9)
Operating loss as % of revenue	(1.3%)	(2.2%)

1 The international segment is comprised of Future Shop and Best Buy operations in Canada.

2 Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

3 We refined our methodology for calculating our comparable store sales percentage change in the third quarter of fiscal 2004. It now reflects the impact of non-point-of-sale revenue transactions. The change did not impact previously reported revenue, earnings or cash flow.

– Financial Statements Follow –

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	May 29, 2004	May 31, 2003
Revenue	$5,475	$4,668
Cost of goods sold	4,086	3,483
Gross profit	1,389	1,185
Gross profit %	25.4%	25.4%
Selling, general and administrative expenses	1,205	1,071
SG&A %	22.0%	22.9%
Operating income	184	114
Net interest expense	—	2
Earnings from continuing operations before income tax expense	184	112
Income tax expense	70	43
Effective tax rate	38.1%	38.3%
Earnings from continuing operations	114	69
Loss from discontinued operations, net of $15 tax	—	(24)
Impairment loss on disposal of discontinued operations, net of $3 tax	—	(70)
Net earnings (loss)	$114	$(25)

Basic earnings (loss) per share:
Continuing operations	$0.35	$0.22
Discontinued operations	—	(0.08)
Impairment loss on disposal of discontinued operations	—	(0.22)
Basic earnings (loss) per share	$0.35	$(0.08)

Diluted earnings (loss) per share:
Continuing operations	$0.34	$0.21
Discontinued operations	—	(0.07)
Impairment loss on disposal of discontinued operations	—	(0.22)
Diluted earnings (loss) per share	$0.34	$(0.08)

Dividends declared per common share	$0.10	$—

Basic weighted average common shares outstanding (in millions)	324.7	322.0

Diluted weighted average common shares outstanding (in millions)	329.8	325.2

 – Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	May 29, 2004	May 31, 2003
ASSETS
Current assets
Cash & cash equivalents	$2,070	$1,466
Receivables	371	302
Merchandise inventories	2,915	2,368
Other current assets	246	230
Total current assets	5,602	4,366
Net property & equipment	2,239	2,161
Goodwill, net	467	465
Intangible assets	37	37
Other assets	205	123
TOTAL ASSETS	$8,550	$7,152

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,710	$2,357
Accrued liabilities	1,259	913
Current portion of long-term debt	369	6
Total current liabilities	4,338	3,276
Long-term liabilities	251	284
Long-term debt	477	829
Shareholders’ equity	3,484	2,763
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$8,550	$7,152

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